Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com

April 30, 2019

A. O. Smith reports first quarter earnings of $0.53 per share

Milwaukee, Wis. — Global water technology company A. O. Smith Corporation (NYSE-AOS) today announced first quarter net earnings of $89.3 million or $0.53 per share on first quarter sales of $748.2 million. Earnings per share declined approximately seven percent compared with first quarter 2018 earnings per share of $0.57 and nearly 12 percent compared with 2018 adjusted net earnings per share of $0.60 per share, which excludes $0.03 per share of restructuring and impairment costs. Sales in the quarter ended March 31 were approximately five percent lower compared with sales of $788.0 million during the same period in 2018.

A. O. Smith is providing non-GAAP measures (adjusted net earnings per share and adjusted segment earnings) for 2018 that exclude the restructuring and impairment costs associated with the company’s plant closure in Renton, Wash.

“First quarter results met our expectations,” noted Kevin Wheeler, president and chief executive officer. “We experienced double digit boiler sales growth benefitting from the severe weather in the Northeast and Midwest. Our sales in China declined as we expected due to channel inventory build in the first quarter of 2018.”

Earlier this month, A. O. Smith announced it had acquired Water-Right, Inc., a leading solutions provider to treat and clean problem water in the home. The company expects the transaction will contribute approximately $45 million to sales in 2019 and the impact to earnings will be minimal in 2019 due to interest expense, purchase accounting and one-time costs.

“Our recent acquisition of Water-Right, Inc. helps to bolster our multi-channel strategy in the North America water treatment category and supplements our residential water treatment product line giving us robust solutions for problem water and commercial applications,” Wheeler noted.

North America segment

Sales of the North America segment were $521.8 million in the first quarter, a four percent increase over the same period in 2018. Sales increased due primarily to higher volumes of boilers and water treatment products and mid-2018 water heater pricing actions related to steel and freight cost increases, which were partially offset by lower residential water heater volumes.

Segment earnings of $116.0 million were nine percent higher than segment earnings of $106.0 million in the same quarter of 2018 and three percent higher than adjusted segment earnings in 2018 of $112.7 million, which excluded $6.7 million of pre-tax charges associated with the Renton plant closing. The favorable impacts from higher sales of boilers and the mid-2018 pricing actions were partially offset by higher steel and other input costs as well as, the unfavorable impact from lower residential water heater volumes. Weakness in the North American water treatment business as a result of tariff-related cost increases and lower than expected volumes drove first quarter 2019 segment margin lower to 22.2 percent compared with the adjusted segment margin of 22.5 percent last year.

Rest of World segment

First quarter sales of $232.1 million for the Rest of World segment declined approximately 21 percent compared with the same quarter in 2018. In China, sales were down 18 percent in local currency compared with the same period in the prior year, in line with the company’s previously-stated expectations. The decline in sales was related to channel inventory build which primarily occurred in the first quarter of 2018 and did not repeat in 2019. The weaker Chinese currency unfavorably impacted translated sales by approximately $13 million. India sales grew approximately 30 percent in constant currency compared with the same period in 2018.

First quarter segment earnings of $12.3 million were significantly lower than the $36.1 million earned in last year’s first quarter. The impact to profits from lower China sales more than offset the benefits to profits from lower advertising expenses in that country. Weaker China currency translation negatively impacted earnings by approximately $1 million. As a result of these factors, segment margin of 5.3 percent declined significantly from the same quarter in 2018.

Share repurchase and other items

During the first quarter, the company repurchased approximately 900,000 shares of common stock at a total cost of $45.6 million. Approximately 5.2 million shares remained on the company’s existing repurchase authority at the end of the quarter.

Cash and investments, primarily located outside the U.S., totaled $633.3 million at March 31, 2019. Cash provided by operations during the first quarter of 2019 was $21.6 million compared with $43.2 million in the same period of 2018. Lower earnings and lower accounts payable balances resulted in lower cash flow from operations in 2019.

2019 outlook

“We have updated our 2019 earnings per share guidance to a range of $2.69 and $2.75 per share, with no change to the midpoint, which represents a four percent increase compared with our 2018 adjusted earnings per share.

“We expect both operating segments to improve significantly in the second half of the year compared with the first half of 2019. We project significantly improved second half year-over-year performance, primarily in our North America segment as a result of weakness experienced in the third quarter of 2018,” Wheeler concluded.

A. O. Smith will broadcast a live conference call at 10 a.m. Eastern Daylight time today. The call can be heard on the company’s web site, www.aosmith.com. An audio reply of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further weakening of the Chinese economy and/or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the company’s businesses from international tariffs and trade disputes; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more, information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Net sales	$748.2	$788.0
Cost of products sold	455.4	466.5

Gross profit	292.8	321.5

Selling, general and administrative expenses	184.7	192.9
Restructuring and impairment expenses	—	6.7
Interest expense	2.0	2.3
Other income	(5.5)	(5.8)

Earnings before provision for income taxes	111.6	125.4
Provision for income taxes	22.3	26.6

Net earnings	$89.3	$98.8

Diluted earnings per share of common stock	$0.53	$0.57

Average common shares outstanding (000’s omitted)	169,096	173,351

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) March 31, 2019	December 31, 2018
ASSETS:
Cash and cash equivalents	$337.8	$259.7
Marketable securities	295.5	385.3
Receivables	658.8	647.3
Inventories	319.7	304.7
Other current assets	46.3	41.5

Total Current Assets	1,658.1	1,638.5

Net property, plant and equipment	549.9	540.0
Goodwill and other intangibles	803.8	806.1
Operating lease assets	49.7	—
Other assets	82.0	86.9

Total Assets	$3,143.5	$3,071.5

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$492.4	$543.8
Accrued payroll and benefits	47.6	79.4
Accrued liabilities	148.4	120.4
Product warranties	42.0	41.7
Debt due within one year	6.8	—

Total Current Liabilities	737.2	785.3

Long-term debt	277.6	221.4
Pension liabilities	43.3	49.4
Operating lease liabilities	41.1	—
Other liabilities	295.1	298.4
Stockholders’ equity	1,749.2	1,717.0

Total Liabilities and Stockholders’ Equity	$3,143.5	$3,071.5

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Operating Activities
Net earnings	$89.3	$98.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	20.2	17.9
Stock based compensation expense	8.7	6.5
Net changes in operating assets and liabilities:
Current assets and liabilities	(86.3)	(70.4)
Noncurrent assets and liabilities	(10.3)	(9.6)

Cash Provided by Operating Activities	21.6	43.2

Investing Activities
Capital expenditures	(20.9)	(17.3)
Investment in marketable securities	(48.5)	(84.7)
Net proceeds from sale of marketable securities	147.2	136.9

Cash Provided by Investing Activities	77.8	34.9

Financing Activities
Long-term debt incurred (repaid)	63.0	(117.3)
Common stock repurchases	(45.6)	(33.1)
Net payments from stock option activity	(1.6)	(1.4)
Dividends paid	(37.1)	(31.0)

Cash Used In Financing Activities	(21.3)	(182.8)

Net increase (decrease) in cash and cash equivalents	78.1	(104.7)
Cash and cash equivalents—beginning of period	259.7	346.6

Cash and Cash Equivalents—End of Period	$337.8	$241.9

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Net sales
North America	$521.8	$501.7
Rest of World	232.1	293.8
Inter-segment sales	(5.7)	(7.5)

	$748.2	$788.0

Earnings
North America (1)	$116.0	$106.0
Rest of World	12.3	36.1
Inter-segment earnings elimination	—	(0.1)

	128.3	142.0

Corporate expense	(14.7)	(14.3)
Interest expense	(2.0)	(2.3)

Earnings before income taxes	111.6	125.4

Tax provision	22.3	26.6

Net earnings	$89.3	$98.8

(1) includes restructuring and impairment expenses of:	$—	$6.7

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended March 31,
	2019	2018
Net Earnings (GAAP)	$89.3	$98.8
Restructuring and impairment expenses, before tax	—	6.7
Tax effect of restructuring and impairment expenses	—	(1.7)

Adjusted Earnings	$89.3	$103.8

Diluted EPS (GAAP)	$0.53	$0.57
Restructuring and impairment expenses per diluted share, before tax	—	0.04
Tax effect of restructuring and impairment expenses per diluted share	—	(0.01)

Adjusted EPS	$0.53	$0.60

A. O. SMITH CORPORATION

Adjusted Segment Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended March 31,
	2019	2018
Segment Earnings (GAAP)
North America	$116.0	$106.0
Rest of World	12.3	36.1
Inter-segment earnings elimination	—	(0.1)

Total Segment Earnings (GAAP)	$128.3	$142.0

Adjustments:
North America restructuring and impairment expenses	$—	$6.7
Rest of World	—	—
Inter-segment earnings elimination	—	—

Total Adjustments	$—	$6.7

Adjusted Segment Earnings
North America	$116.0	$112.7
Rest of World	12.3	36.1
Inter-segment earnings elimination	—	(0.1)

Total Adjusted Segment Earnings	$128.3	$148.7

A. O. SMITH CORPORATION

2019 EPS Guidance and Adjusted 2018 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2019 Guidance	2018
Diluted EPS (GAAP)	$2.69 - 2.75	$2.58
Restructuring and impairment expenses per diluted share	—	0.03

Adjusted EPS	$2.69 - 2.75	$2.61